Exhibit 21.1

LIST OF SUBSIDIARIES OF COACH, INC.

1. 504-514 West 34th Street Corp. (Maryland)

2. 516 West 34th Street LLC (Delaware)

3. Coach (Gibraltar) Limited (Gibraltar)

4. Coach Consulting Dongguan Co. Ltd. (China)

5. Coach France S.A.S. (France)

6. Coach Hong Kong Limited (Hong Kong)

7. Coach International Holdings, Inc. (Cayman Islands)

8. Coach International Holdings, Sàrl (Luxembourg)

9. Coach International Limited (Hong Kong)

10. Coach Italy Services S.r.l. (Italy)

11. Coach Japan Investments, LLC (Delaware)

12. Coach Japan LLC (Japan)

13. Coach Korea Limited (Korea)

14. Coach Leatherware (Thailand) Ltd. (Thailand)

15. Coach Leatherware India Private Limited (India)

16. Coach Malaysia SDN. BHD. (Malaysia)

17. Coach Management (Shanghai) Co., Ltd. (China)

18. Coach Manufacturing Limited (Hong Kong)

19. Coach Netherlands B.V. (Netherlands)

20. Coach Services, Inc. (Maryland)

21. Coach Shanghai Limited (China)

22. Coach Singapore Pte. Ltd. (Singapore)

23. Coach Spain, S.L. (Spain)

24. Coach Stores Canada, Inc. (Canada)

25. Coach Stores France, SAS (France)

26. Coach Stores Germany GmbH (Germany)

27. Coach Stores Ireland Limited (Ireland)

28. Coach Stores Limited (UK)

29. Coach Stores Puerto Rico, Inc. (Delaware)

30. Coach Stores, Unipessoal LDA (Portugal)

31. Coach Taiwan Co., Ltd. (Taiwan)

32. Coach Thailand Holdings, LLC (Delaware)

33. Coach Vietnam Company Limited (Vietnam)

34. IP Recoveries LLC (Delaware)

35. Reed Krakoff LLC (Delaware)